Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 18-I dated December 2, 2011	Term sheet to Product Supplement No. 18-I Registration Statement No. 333-177923 Dated July 17, 2012; Rule 433

Structured Investments	$ Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due August 1, 2017

General

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing August 1, 2017.†
•	The notes are designed for investors who seek (a) variable annual coupon payments that are linked to the performance of an equally weighted basket of 15 Reference Stocks, subject to the Coupon Cap of between 5.00% per annum and 6.25% per annum (to be determined on the pricing date) and (b) return of their initial investment at maturity. Investors should be willing to forgo dividend payments on the Reference Stocks and any return on their investment beyond the Coupon Payments. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Interest will be payable on a yearly basis.
•	Minimum denominations of $1,000 and integral multiples thereof.
•	The notes are expected to price on or about July 27, 2012 and are expected to settle on or about August 1, 2012.

Key Terms

Basket:	The Basket consists of 15 common stocks, (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Reference Stocks and the Bloomberg ticker symbol, relevant exchange, Stock Weighting and Initial Share Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.
Coupon Rate:	The Coupon Rate for each Coupon Payment Date will be a percentage equal to the sum of the Stock Performance of each Reference Stock on the Coupon Determination Date multiplied by the Stock Weighting for such Reference Stock, subject to the Coupon Cap. In no case will the Coupon Rate be greater than the Coupon Cap.
Coupon Payment:	The Coupon Payment per $1,000 note payable on each Coupon Payment Date will equal $1,000 × Coupon Rate.
Coupon Determination Dates†:	July 29, 2013, July 29, 2014, July 28, 2015, July 27, 2016 and July 27, 2017.
Coupon Payment Dates†:	August 1, 2013, August 1, 2014, July 31, 2015, August 1, 2016 and August 1, 2017.
Stock Performance:

The Stock Performance for a Reference Stock on any Coupon Determination Date will be:

(1) if the Stock Return on such date is greater than or equal to the Stock Return Threshold, the Coupon Cap, or

(2) if the Stock Return on such date is less than the Stock Return Threshold, the Stock Return.

Stock Return Threshold:	5.00% to 6.25% (to be determined on the pricing date)
Stock Return:	With respect to a Reference Stock, on any trading day:
Final Share Price – Initial Share Price Initial Share Price
Coupon Cap:	5.00% per annum to 6.25% per annum (to be determined on the pricing date)
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date divided by the Share Adjustment Factor for such Reference Stock.
Final Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the applicable Coupon Determination Date.
Share Adjustment Factor:	With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes—Additional Reference Stock Provisions—A. Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the final Coupon Payment. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
Maturity Date†:	August 1, 2017
CUSIP:	48125VR36

† Subject to postponement in the event of a market disruption event as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 18-I dated December 2, 2011.

Investing in the Contingent Coupon Notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement no. 18-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying product supplement no. 18-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page 20 of the accompanying product supplement no. 18-I.
(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commission..

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 17, 2012

Recent Developments

On July 13, 2012, we reported that we had reached a determination to restate our previously filed interim financial statements for the first quarter of 2012 and that our previously filed interim financial statements for the first quarter of 2012 should not be relied upon. The restatement will have the effect of reducing our reported net income for the 2012 first quarter by $459 million. The restatement relates to valuations of certain positions in the synthetic credit portfolio of our Chief Investment Office. Our principal transactions revenue, total net revenue and net income for the first six months of 2012, and the principal transactions revenue, total net revenue and net income of our Chief Investment Office for the first six months of 2012, will remain unchanged as a result of the restatement.

We also reported, on July 13, 2012, management’s determination that a material weakness existed in our internal control over financial reporting at March 31, 2012.  During the first quarter of 2012, the size and characteristics of the synthetic credit portfolio changed significantly. These changes had a negative impact on the effectiveness of our Chief Investment Office’s internal controls over valuation of the synthetic credit portfolio. Management has taken steps to remediate the internal control deficiencies, including enhancing management oversight over valuation matters. The control deficiencies were substantially remediated by June 30, 2012. For further discussion, please see Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012.

The reported trading losses have led to heightened regulatory scrutiny and any future losses related to these positions and the material weakness in our internal control over financial reporting may lead to additional regulatory or legal proceedings against us, and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes.  See Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012 and “Selected Risk Considerations — Credit Risk of JPMorgan Chase & Co.” in this pricing supplement for further discussion.

On July 13, 2012, we also announced earnings for the second quarter of 2012. See our Current Report on Form 8-K dated July 13, 2012 (related solely to Item 2.02 and related exhibits under Item 9.01) for more information about our 2012 second quarter results.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 18-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 18-I dated December 2, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 18-I dated December 2, 2011, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 18-I dated December 2, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008040/e46449_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the ticker symbol, the relevant exchange on which each Reference Stock is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weighting	Initial Share Price*
COP	ConocoPhillips	The New York Stock Exchange (“NYSE”)	1/15	$
XOM	Exxon Mobil Corporation	NYSE	1/15	$
MCD	McDonald’s Corporation	NYSE	1/15	$
DIS	The Walt Disney Company	NYSE	1/15	$
MRK	Merck & Co., Inc.	NYSE	1/15	$
JPMorgan Structured Investments —	TS-1
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

MO	Altria Group, Inc.	NYSE	1/15	$
PFE	Pfizer Inc.	NYSE	1/15	$
JNJ	Johnson & Johnson	NYSE	1/15	$
PEP	PepsiCo, Inc.	NYSE	1/15	$
KO	The Coca-Cola Company	NYSE	1/15	$
PG	The Proctor & Gamble Company	NYSE	1/15	$
KFT	Kraft Foods Inc.	NYSE	1/15	$
GE	General Electric Company	NYSE	1/15	$
IBM	International Business Machines Corporation	NYSE	1/15	$
GIS	General Mills, Inc.	NYSE	1/15	$

*The Initial Share Price of each Reference Stock will be determined on the pricing date and is subject to adjustment as described under “General Terms of Notes – Additional Reference Stock Provisions – A. Anti-Dilution Adjustments” and “General Terms of Notes – Additional Reference Stock Provisions – B. Reorganization Events” in the accompanying product supplement no. 18-I.

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY – Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	ANNUAL INTEREST PAYMENTS – The notes provide contingent annual Coupon Payments with a variable Coupon Rate, depending on the performance of the Basket, that may be as low as 0.00% per annum and will not be greater than the Coupon Cap of between 5.00% per annum and 6.25% per annum (to be determined on the pricing date). The Coupon Rate will equal the weighted average Stock Performance of the Reference Stocks on the applicable Coupon Determination Date, provided that the Coupon Rate will not be less than 0.00% or greater than the Coupon Cap. For each Reference Stock, the Stock Performance on any Coupon Determination Date will be equal to (i) the Coupon Cap if the closing price of such Reference Stock has appreciated beyond the Stock Return Threshold from the pricing date to such Coupon Determination Date or (ii) the Stock Return for such Reference Stock if the closing price for such Reference Stock has not appreciated beyond the Stock Return Threshold or has declined from the pricing date to such Coupon Determination Date.
•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The Coupon Rate of the notes is linked to the performance of an equally weighted basket, which consists of 15 Reference Stocks. These Reference Stocks are the common stocks of ConocoPhillips, Exxon Mobil Corporation, McDonald’s Corporation, The Walt Disney Company, Merck & Co., Inc., Altria Group, Inc., Pfizer Inc., Johnson & Johnson, PepsiCo, Inc., The Coca-Cola Company, The Proctor & Gamble Company, Kraft Foods Inc., General Electric Company, International Business Machines Corporation and General Mills, Inc.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 18-I. Subject to the limitations described in the accompanying product supplement, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin llp, the notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments.” We and you, by virtue of purchasing the notes, agree to treat the notes as variable rate debt instruments. Accordingly, interest paid on the notes should generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss.

Non-U.S. Holders (as defined in the accompanying product supplement) should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met (including, for example, if payments with respect to the notes are adjusted to reflect payments of extraordinary dividends, if any, with respect to the Reference Stocks included in the Basket). While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other paying agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Such information may include information about the investor’s (or any related party’s) direct ownership of the Reference Stocks included in the Basket (if any) on the day it purchases or sells the note, or about the size of its (and any related party’s) investment in the note or in other notes referencing the same Reference Stocks included in the Basket. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment,” when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in

JPMorgan Structured Investments —	TS-2
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

the accompanying product supplement no. 18-I, constitutes the full opinion of Sidley Austin LLP regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

•	YOU MAY NOT RECEIVE COUPON PAYMENTS ON YOUR NOTES — Your only return on the notes will be the annual Coupon Payments paid over the term of the notes. If the closing prices of one or more of the Reference Stocks have declined from the pricing date to the applicable Coupon Determination Date, resulting in negative Stock Returns for such Reference Stocks, any such negative Stock Returns could offset entirely the positive contribution to the Coupon Rate from any other Reference Stocks that have positive Stock Returns, subject to the Coupon Cap. Under these circumstances, the Coupon Rate will be equal to 0.00% per annum and no Coupon Payment will be made on each applicable Coupon Payment Date. At maturity, you will receive a cash payment equal to $1,000 per $1,000 principal amount note subject to the credit risk of JPMorgan Chase & Co. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security having a similar maturity issued by us or an issuer with a comparable credit rating. The Coupon Payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
•	LIMITED RETURN ON THE NOTES — The appreciation potential of the notes is limited by the Coupon Cap of between 5.00% per annum and 6.25% per annum (to be determined on the pricing date). On each Coupon Determination Date, even if one or more of the Stock Returns is greater than the Stock Return Threshold, the Coupon Rate will not exceed the Coupon Cap. Moreover, the Stock Performance of each Reference Stock in the Basket is limited to the Coupon Cap, even if the Stock Return of such Reference Stock is greater than the Coupon Cap. Accordingly, your return on each Coupon Payment Date will be limited, regardless of the actual appreciation of the closing prices of the Reference Stocks, which may be significant.
•	CHANGES IN THE CLOSING PRICES OF THE REFERENCE STOCKS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted basket consisting of 15 Reference Stocks. Price movements in the Reference Stocks may change such that the Stock Returns for the Reference Stocks on any relevant Coupon Determination Date may not correlate with each other. At a time when the closing prices of one or more of the Reference Stocks increases, the closing prices of the other Reference Stocks may not increase as much or may even decline in value. Therefore, in calculating the Coupon Rate for any relevant Coupon Payment Date, the positive contribution from a Reference Stock with a positive Stock Return may be moderated, or more than offset, by declines in the closing prices of the other Reference Stocks. In addition, a positive contribution by a Reference Stock is limited to the Coupon Cap while a negative contribution by a Reference Stock may be unlimited, which may have a disproportionate impact on the Coupon Rate. There can be no assurance that you will receive a coupon payment on any Coupon Payment Date.
•	Correlation (OR LACK OF CORRELATION) of performances among the Reference Stocks may reduce the performance of the NOTES — Performances among the Reference Stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Reference Stocks. High correlation during periods of negative returns among the Reference Stocks could cause the Coupon Rate to be zero and adversely affect the value of the notes. In addition, the performance of the Reference Stocks may not be correlated and, accordingly, your investment in the notes may only produce a return greater than zero if there is a broad based rise in the industries represented by the Reference Stocks.
•	RESTATEMENT AND NON-RELIANCE OF OUR PREVIOUSLY FILED INTERIM FINANCIAL STATEMENTS FOR THE FIRST QUARTER OF 2012 — On July 13, 2012, we reported that we had reached a determination to restate our previously filed interim financial statements for the first quarter of 2012 and that our previously filed interim financial statements for the first quarter of 2012 should not be relied upon. As a result, we will be filing an amendment to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. When making an investment decision to purchase the notes, you should not rely on our interim financial statements for the first quarter of 2012 until we file an amendment to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. See "Recent Developments” in this pricing supplement and Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

In particular, on June 21, 2012, Moody’s Investors Services downgraded our long-term senior debt rating to "A2" from "Aa3" as part of its review of 15 banks and securities firms with global capital markets operations. Moody’s also maintained its “negative” outlook on us, indicating the possibility of a further downgrade. In addition, on May 11, 2012, Fitch Ratings downgraded our long-term senior debt rating to "A+" from "AA-" and placed us on negative rating watch for a possible further downgrade, and Standard & Poor’s Ratings Services changed its outlook on us to "negative" from "stable," indicating the possibility of a future downgrade. These downgrades may adversely affect our credit spreads and the market value of the notes. See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011.

JPMorgan Structured Investments —	TS-3
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

In addition, on July 13, 2012, we reported that we had reached a determination to restate our previously filed interim financial statements for the first quarter of 2012. The restatement relates to valuations of certain positions in the synthetic credit portfolio of our Chief Investment Office. We also reported, on July 13, 2012, management’s determination that a material weakness existed in our internal control over financial reporting at March 31, 2012.

The reported trading losses have led to heightened regulatory scrutiny and any future losses related to these positions and the material weakness in our internal control over financial reporting may lead to additional regulatory or legal proceedings against us, and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Recent Developments” in this pricing supplement and Item 4.02(a) of our Current Report on Form 8-K dated July 13, 2012 for further discussion.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
•	no ownership rights in the Reference StockS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	Certain BUILT-IN costs are likely to adversely affect the value of the notes prior to maturity — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and includes the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you on any Coupon Payment Date. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Reference Stock to reflect certain corporate events, such as mergers, affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the notes in making these determinations. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement for further information.
•	MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Reference Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the Reference Stocks;

JPMorgan Structured Investments —	TS-4
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

•	the time to maturity of the notes;
•	the dividend rates paid on the Reference Stocks;
•	the correlation (or lack of correlation) in price movements among the Reference Stocks;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events affecting the issuers of the Reference Stocks that may or may not require an adjustment to the applicable Share Adjustment Factor, including a merger or acquisition; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-5
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Sensitivity Analysis — Hypothetical Coupon Rates for one Coupon Payment Date for Each $1,000 note

The following tables and examples illustrate hypothetical Coupon Rates for a Coupon Payment Date for a basket of fifteen hypothetical Reference Stocks, each with a hypothetical Initial Share Price of $100 and a hypothetical Final Share Price as set forth in the table for each example. The following tables and examples assume a Coupon Cap and a Stock Return Threshold of 5.00%. The actual Coupon Cap and Stock Return Threshold will be determined on the pricing date and will not be less than 5.00%.

The actual Initial Share Price for each Reference Stock included in the Basket will be determined on the pricing date and will likely be different from the hypothetical Initial Share Price and different from the Initial Share Price of each of the other Reference Stocks. The actual Final Share Price for each Reference Stock included in the Basket will be determined on the applicable Coupon Determination Date and will likely be different from the hypothetical Final Share Prices set forth below. The hypothetical Coupon Rates set forth below are for illustrative purposes only and may not be the actual Coupon Rates for any Coupon Payment Date applicable to a purchaser of the notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Example 1:

TABLE 1

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$105.50	5.50%	5.00%	0.333%
Stock 2	$103.00	3.00%	3.00%	0.200%
Stock 3	$102.00	2.00%	2.00%	0.133%
Stock 4	$103.50	3.50%	3.50%	0.233%
Stock 5	$104.50	4.50%	4.50%	0.300%
Stock 6	$95.00	-5.00%	-5.00%	-0.333%
Stock 7	$104.50	4.50%	4.50%	0.300%
Stock 8	$96.50	-3.50%	-3.50%	-0.233%
Stock 9	$106.00	6.00%	5.00%	0.333%
Stock 10	$106.50	6.50%	5.00%	0.333%
Stock 11	$97.00	-3.00%	-3.00%	-0.200%
Stock 12	$104.50	4.50%	4.50%	0.300%
Stock 13	$95.50	-4.50%	-4.50%	-0.300%
Stock 14	$105.70	5.70%	5.00%	0.333%
Stock 15	$104.50	4.50%	4.50%	0.300%
			Total =	2.03%
			Coupon Rate =	2.03%

Explanation for Example 1

As illustrated by Table 1 above, even when most of the Reference Stocks have only modest positive Stock Returns, if negative Stock Returns for the other Reference Stocks are sufficiently small, the investor will still receive a Coupon Payment on the applicable Coupon Payment Date.

JPMorgan Structured Investments —	TS-6
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Example 2:

TABLE 2

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$81.00	-19.00%	-19.00%	-1.270%
Stock 2	$110.00	10.00%	5.00%	0.333%
Stock 3	$85.00	-15.00%	-15.00%	-1.000%
Stock 4	$150.00	50.00%	5.00%	0.333%
Stock 5	$110.00	10.00%	5.00%	0.333%
Stock 6	$120.00	20.00%	5.00%	0.333%
Stock 7	$82.00	-18.00%	-18.00%	-1.200%
Stock 8	$107.00	7.00%	5.00%	0.333%
Stock 9	$55.00	-45.00%	-45.00%	-3.000%
Stock 10	$106.00	6.00%	5.00%	0.333%
Stock 11	$85.00	-15.00%	-15.00%	-1.000%
Stock 12	$106.50	6.50%	5.00%	0.333%
Stock 13	$115.00	15.00%	5.00%	0.333%
Stock 14	$110.50	10.50%	5.00%	0.333%
Stock 15	120.00	20.00%	5.00%	0.333%
			Total =	-4.14%
			Coupon Rate =	0.00%

Explanation for Example 2

As illustrated by Table 2 above, even when most of the Reference Stocks are positive, if Stock Returns for the other Reference Stocks are sufficiently large and negative, the investor may receive no Coupon Payment on the applicable Coupon Payment Date.

Example 3:

TABLE 3

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$115.00	15.00%	5.00%	0.333%
Stock 2	$115.00	15.00%	5.00%	0.333%
Stock 3	$120.00	20.00%	5.00%	0.333%
Stock 4	$150.00	50.00%	5.00%	0.333%
Stock 5	$130.00	30.00%	5.00%	0.333%
Stock 6	$130.00	30.00%	5.00%	0.333%
Stock 7	$135.00	35.00%	5.00%	0.333%
Stock 8	$125.00	25.00%	5.00%	0.333%
Stock 9	$145.00	45.00%	5.00%	0.333%
Stock 10	$110.00	10.00%	5.00%	0.333%
Stock 11	$117.50	17.50%	5.00%	0.333%
Stock 12	$112.50	12.50%	5.00%	0.333%
Stock 13	$115.00	15.00%	5.00%	0.333%
Stock 14	$108.00	8.00%	5.00%	0.333%
Stock 15	$115.00	15.00%	5.00%	0.333%
			Total =	5.00%
			Coupon Rate =	5.00%

Explanation for Example 3

As illustrated by Table 3 above, even when all of the Reference Stocks have significantly positive Stock Returns, the Coupon Payment on the applicable Coupon Payment Date is limited by the Coupon Cap.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-7
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stock(s)” beginning on page PS-20 of the accompanying product supplement for more information.

Historical Information of the Reference Stocks and the Basket

The following graphs contained in this term sheet set forth the historical performance of the Reference Stocks based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 5, 2007 through July 13, 2012. We obtained the closing prices and other market information in this term sheet from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the payment of any Coupons during the term of your notes. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

ConocoPhillips

According to its publicly available filings with the SEC, ConocoPhillips is an international, integrated energy company. The common stock of ConocoPhillips, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of ConocoPhillips in the accompanying product supplement no. 18-I. ConocoPhillips’ SEC file number is 001-32395.

Historical Information Regarding the Common Stock of ConocoPhillips

The following graph sets forth the historical performance of the common stock of ConocoPhillips based on the weekly closing price (in U.S. dollars) of the common stock of ConocoPhillips from January 5, 2007 through July 13, 2012.  The closing price of the common stock of ConocoPhillips on July 16, 2012 was $55.46.

JPMorgan Structured Investments —	TS-8
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Exxon Mobil Corporation (“Exxon Mobil”)

According to its publicly available filings with the SEC, Exxon Mobil’s principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Exxon Mobil is a major manufacturer and marketer of commodity petrochemicals, including olefins, aromatics, polyethylene and polypropylene plastics and a wide variety of specialty products. Exxon Mobil also has interests in electric power generation facilities. The common stock of Exxon Mobil, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Exxon Mobil in the accompanying product supplement no. 18-I. Exxon Mobil’s SEC file number is 001-02256.

Historical Information Regarding the Common Stock of Exxon Mobil

The following graph sets forth the historical performance of the common stock of Exxon Mobil based on the weekly closing price (in U.S. dollars) of the common stock of Exxon Mobil from January 5, 2007 through July 13, 2012.  The closing price of the common stock of Exxon Mobil on July 16, 2012 was $85.05.

McDonald’s Corporation (“McDonald’s”)

According to its publicly available filings with the SEC, McDonald’s franchises and operates McDonald’s restaurants in the global restaurant industry. The common stock of McDonald’s, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of McDonald’s in the accompanying product supplement no. 18-I. McDonald’s SEC file number is 001-05231.

Historical Information Regarding the Common Stock of McDonald’s

The following graph sets forth the historical performance of the common stock of McDonald’s based on the weekly closing price (in U.S. dollars) of the common stock of McDonald’s from January 5, 2007 through July 13, 2012. The closing price of the common stock of McDonald’s on July 16, 2012 was $91.65.

JPMorgan Structured Investments —	TS-9
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The Walt Disney Company (“Disney”)

According to its publicly available filings with the SEC, Disney is an international entertainment company with operations in five business segments: Media Networks, Parks and Resorts, Studio Entertainment, Consumer Products and Interactive Media. The common stock of Disney, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Disney in the accompanying product supplement no. 18-I. Disney‘s SEC file number is 001-11605.

Historical Information Regarding the Common Stock of Disney

The following graph sets forth the historical performance of the common stock of Disney based on the weekly closing price (in U.S. dollars) of the common stock of Disney from January 5, 2007 through July 13, 2012.  The closing price of the common stock of Disney on July 16, 2012 was $47.86.

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures. The common stock of Merck, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Merck in the accompanying product supplement no. 18-I. Merck’s SEC file number is 001-06571.

Historical Information Regarding the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price (in U.S. dollars) of the common stock of Merck from January 5, 2007 through July 13, 2012.  The closing price of the common stock of Merck on July 16, 2012 was $43.35.

JPMorgan Structured Investments —	TS-10
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Altria Group, Inc. (“Altria”)

According to its publicly available filings with the SEC, Altria is engaged in the manufacture and sale of cigarettes, smokeless products, wine, machine-made large cigars and pipe tobacco and maintains a portfolio of leveraged and direct finance leases. The common stock of Altria, par value $0.33⅓ per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Altria in the accompanying product supplement no. 18-I. Altria’s SEC file number is 001-08940.

Historical Information Regarding the Common Stock of Altria

The following graph sets forth the historical performance of the common stock of Altria based on the weekly closing price (in U.S. dollars) of the common stock of Altria from January 5, 2007 through July 13, 2012. The closing price of the common stock of Altria on July 16, 2012 was $35.59.

Pfizer Inc. (“Pfizer”)

All information contained herein on the Reference Stock and on Pfizer is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Pfizer is a research-based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals. The common stock of Pfizer, par value $0.05 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pfizer in the accompanying product supplement no. 18-I. Pfizer’s SEC file number is 001-03619.

Historical Information Regarding the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on the weekly closing price (in U.S. dollars) of the common stock of Pfizer from January 5, 2007 through July 13, 2012. The closing price of the common stock of Pfizer on July 16, 2012 was $23.13.

JPMorgan Structured Investments —	TS-11
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Johnson & Johnson

According to its publicly available filings with the SEC, Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field. The common stock of Johnson & Johnson, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Johnson & Johnson in the accompanying product supplement no. 18-I. Johnson & Johnson’s SEC file number is 001-03215.

Historical Information Regarding the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on the weekly closing price (in U.S. dollars) of the common stock of Johnson & Johnson from January 5, 2007 through July 13, 2012. The closing price of the common stock of Johnson & Johnson July 16, 2012 was $68.45.

PepsiCo, Inc. (“PepsiCo”)

According to its publicly available filings with the SEC, PepsiCo engages in the manufacture, marketing, and sale of foods, snacks, and carbonated and non-carbonated beverages. The common stock of PepsiCo, par value $0.01 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of PepsiCo in the accompanying product supplement no. 18-I. PepsiCo’s SEC file number is 001-01183.

Historical Information Regarding the Common Stock of PepsiCo

The following graph sets forth the historical performance of the common stock of PepsiCo based on the weekly closing price (in U.S. dollars) of the common stock of PepsiCo from January 5, 2007 through July 13, 2012. The closing price of the common stock of Verizon July 16, 2012 was $70.35.

JPMorgan Structured Investments —	TS-12
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

The Coca-Cola Company (“Coca-Cola”)

According to its publicly available filings with the SEC, Coca-Cola is a beverage company that owns or licenses nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. The common stock of Coca-Cola, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Coca-Cola in the accompanying product supplement no. 18-I. Coca-Cola’s SEC file number is 001-02217.

Historical Information Regarding the Common Stock of Coca-Cola

The following graph sets forth the historical performance of the common stock of Coca-Cola based on the weekly closing price (in U.S. dollars) of the common stock of Coca-Cola from January 5, 2007 through July 13, 2012. The closing price of the common stock of Coca-Cola July 16, 2012 was $76.48.

The Proctor & Gamble Company (“Proctor & Gamble”)

According to its publicly available filings with the SEC, Proctor & Gamble is focused on providing branded consumer packaged goods in six segments: beauty; grooming; health care; snacks and pet care; fabric care and home care; and baby care and family care. The common stock of Proctor & Gamble, no par value, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Proctor & Gamble in the accompanying product supplement no. 18-I. Proctor & Gamble’s SEC file number is 001-00434.

Historical Information Regarding the Common Stock of Proctor & Gamble

The following graph sets forth the historical performance of the common stock of Proctor & Gamble based on the weekly closing price (in U.S. dollars) of the common stock of Proctor & Gamble from January 5, 2007 through July 13, 2012. The closing price of the common stock of Proctor & Gamble July 16, 2012 was $64.81.

JPMorgan Structured Investments —	TS-13
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Kraft Foods Inc. (“Kraft”)

According to its publicly available filings with the SEC, Kraft is a food company that manufactures and markets packaged food products, including biscuits, confectionery, beverages, cheese, convenient meals and various packaged grocery products. The Class A common stock of Kraft, no par value, which we refer to as the “common stock of Kraft,” is listed on the New York Stock Exchange, which we refer to as th5 relevant exchange for purposes of Kraft in the accompanying product supplement no. 18-I. Kraft’s SEC file number is 001-16483.

Historical Information Regarding the Common Stock of Kraft

The following graph sets forth the historical performance of the common stock of Kraft based on the weekly closing price (in U.S. dollars) of the common stock of Kraft from January 5, 2007 through July 13, 2012. The closing price of the common stock of Kraft July 16, 2012 was $39.58.

General Electric Company (“GE”)

According to its publicly available filings with the SEC, GE is a diversified technology, media and financial services company with products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and individual products. The common stock of GE, par value $0.06 per share, is listed on New York Stock Exchange, which we refer to as the relevant exchange for purposes of GE in the accompanying product supplement no. 18-I. GE's SEC file number is 001-00035.

Historical Information Regarding the Common Stock of GE

The following graph sets forth the historical performance of the common stock of GE based on the weekly closing price (in U.S. dollars) of the common stock of GE from January 5, 2007 through July 13, 2012. The closing price of the common stock of GE July 16, 2012 was $19.59.

JPMorgan Structured Investments —	TS-14
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

International Business Machines Corporation (“IBM”)

According to its publicly available filings with the SEC, IBM creates business value for clients and solves business problems through integrated solutions that leverage information technology and knowledge of business processes. These solutions draw from a portfolio of consulting, delivery and implementation services, enterprise software, systems and financing. The capital stock of IBM, par value $0.20 per share, which we refer to as the “common stock of IBM,” is listed on the New York Stock Exchange, which we refer to as the relevant exchange in the accompanying product supplement no. 18-I. IBM’s SEC File number is 001-02360.

Historical Information Regarding the Common Stock of IBM

The following graph sets forth the historical performance of the common stock of IBM based on the weekly closing price (in U.S. dollars) of the common stock of IBM from January 5, 2007 through July 13, 2012. The closing price of the common stock of IBM July 16, 2012 was $184.79.

General Mills, Inc. (“General Mills”)

According to its publicly available filings with the SEC, General Mills is a global manufacturer and marketer of branded consumer foods sold through retail stores. General Mills manufactures its products in 16 countries and markets them in more than 100 countries. The common stock of General Mills, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of General Mills in the accompanying product supplement no. 18-I. General Mills’ SEC file number is 001-01185.

Historical Information Regarding the Common Stock of General Mills

The following graph sets forth the historical performance of the common stock of General Mills based on the weekly closing price (in U.S. dollars) of the common stock of General Mills from January 5, 2007 through July 13, 2012. The closing price of the common stock of General Mills July 16, 2012 was $38.77.

JPMorgan Structured Investments —	TS-15
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $30.00 per $1,000 principal amount note. JPMS may use a portion of that commission to allow selling concessions to another affiliated broker-dealer. See “Plan of Distribution (Conflicts of Interest)” beginning on page 41 of the accompanying product supplement no. 18-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $30.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-16
Contingent Coupon Notes Linked to an Equally Weighted Basket of 15 Reference Stocks